Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Cheryl K. Ramagano	April 21, 2005
Vice President & Treasurer

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS AND INCREASES

QUARTERLY DIVIDEND BY 10%

Universal Health Realty Income Trust (NYSE:UHT) announced today that net income per diluted share for the quarter ended March 31, 2005 was $.64 compared to $.43 for the same period in the prior year. Favorably impacting net income and net income per diluted share during the first quarter ended March 31, 2005 is a gain on the sale of real property of approximately $1.1 million or $.09 per diluted share and $1.5 million or $.13 per diluted share related to the recovery of replacement costs of real estate assets at Wellington Regional Medical Center that were damaged by a hurricane during 2004. Unfavorably impacting net income and net income per diluted share during the quarter ended March 31, 2005 was a charge, included in interest expense, of approximately $300,000 or $.03 per diluted share related to an interest-rate swap agreement that became ineffective based upon the forecasted borrowings under our revolving credit facility.

Funds from operations (FFO) per diluted share for the quarter ended March 31, 2005 were $.61 compared to $.66 for the same period in the prior year. Included in the FFO per diluted share during the quarter ended March 31, 2005 is the charge of $.03 related to interest-rate swap ineffectiveness mentioned above. The first quarter dividend of $.505 per share was paid on March 31, 2005.

From time to time, our Board of Trustees has considered raising the amount of our quarterly dividend which has historically been more conservative than the healthcare REIT industry average. Today, our Board of Trustees voted to increase our quarterly dividend by $.05 per share to bring our dividend payout ratio in-line with the healthcare REIT industry average. A dividend of $.555 per share will be payable on May 31, 2005 to shareholders of record as of May 16, 2005. Since our inception, we have increased our annual dividend each year for eighteen consecutive years while maintaining our fundamental goal of providing a secure dividend stream to our shareholders. We recently received an expression of interest from another healthcare REIT in which it indicated that it believed it could provide greater value to our shareholders. The Board of Trustees reviewed the proposal and determined that, for various reasons, it was not in the best interest of the shareholders to pursue the proposal. However, in the course of its analysis of the proposal, the Board of Trustees once again considered the amount of our dividend and determined that based upon anticipated future cash flows, an increase in the quarterly dividend would be appropriate to enhance shareholder value. It is expected that the next quarterly dividend will be declared on or about September 1st with a record date and payment date to be determined later.

At March 31, 2005, our shareholders’ equity was $156.4 million and our liabilities for borrowed funds were $38.8 million, including mortgage debt of consolidated entities, which is non-recourse to us, totaling $22.1 million.

Effective March 31, 2004, we adopted Financial Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities”, an Interpretation of ARB No. 51. Consequently, the March 31, 2005 Consolidated Balance Sheet includes the: (i) assets; (ii) liabilities; (iii) third-party borrowings, which are non-recourse to us, and; (iv) minority interests, of three of our LLC investments that meet the criteria of a variable interest entity and where we are deemed to be the primary beneficiary. As a result of FIN 46R, our Consolidated Balance Sheet, as of March 31, 2005, includes assets of $39.4 million and borrowings, which are non-recourse to us, of $22.1 million. Also as a consequence of FIN 46R, beginning on April 1, 2004, we began consolidating the results of operations of these LLC investments on our Consolidated Statements of Income. Accordingly, for the three month period ended March 31, 2005, our Consolidated Statements of Income included $1.6 million of revenue, $294,000 of depreciation and amortization expense, $603,000 of other operating expenses and $426,000 of interest expense recorded in connection with the consolidation of these LLCs. There was no impact on our net income as a result of the consolidation of these LLCs.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have forty-three real estate investments in fifteen states.

Funds from operations, is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) as an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) as a measure of our liquidity; (iv) nor is FFO an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three Months Ended March 31, 2005 and 2004

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Base rental - UHS facilities	$3,373	$2,870
Base rental - Non-related parties	2,795	2,270
Bonus rental - UHS facilities	1,223	1,262
Tenant reimbursements and other - Non-related parties	832	440
Tenant reimbursements and other - UHS facilities	268	—

	8,491	6,842

Expenses:
Depreciation and amortization	1,408	1,079
Advisory fees to UHS	355	374
Other operating expenses	1,574	789

	3,337	2,242

Income before equity in unconsolidated limited liability companies (“LLCs”), property damage recovered from UHS and interest expense	5,154	4,600
Equity in income of unconsolidated LLCs (including gain on sale of real property of $1,061 during the three month period ended March 31, 2005)	1,981	849

Property damage recovered from UHS	1,528	—

Interest expense	(1,083)	(649)

Income from continuing operations	7,580	4,800

Income from discontinued operations, net	—	248

Net income	$7,580	$5,048

Basic earnings per share:
From continuing operations	$0.64	$0.41
From discontinued operations	$0.00	$0.02

Total basic earnings per share	$0.64	$0.43

Diluted earnings per share:
From continuing operations	$0.64	$0.41
From discontinued operations	$0.00	$0.02

Total diluted earnings per share	$0.64	$0.43

Weighted average number of shares outstanding - Basic	11,756	11,737
Weighted average number of share equivalents	74	68

Weighted average number of shares and equivalents outstanding - Diluted	11,830	11,805

Calculation of Funds From Operations (“FFO”):

	Three Months Ended March 31,
	2005	2004
Net income	$7,580	$5,048

Plus: Depreciation and amortization expense:
Consolidated investments	1,345	1,103
Unconsolidated affiliates	895	1,610
Less: Gain on LLC’s sale of real property	(1,061)	—
Property damage recovered from UHS	(1,528)	—

Funds from operations (FFO)	$7,231	$7,761

Funds from operations (FFO) per share - Basic	$0.62	$0.66

Funds from operations (FFO) per share - Diluted	$0.61	$0.66

Dividend paid per share	$0.505	$0.495

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
Assets:

Real Estate Investments:
Buildings and improvements	$193,886	$189,859
Accumulated depreciation	(58,149)	(56,803)

	135,737	133,056
Land	23,143	23,143
Construction in progress	—	1,863

Net Real Estate Investments	158,880	158,062

Investments in and advances to limited liability companies (“LLCs”)	30,467	40,523

Other Assets:
Cash	7,239	3,588
Bonus rent receivable from UHS	1,223	1,128
Rent receivable - other	468	392
Deferred charges and other assets, net	961	890

Total Assets	$199,238	$204,583

Liabilities and Shareholders’ Equity:

Liabilities:
Line of credit borrowings	$12,700	$20,000
Mortgage note payable, non-recourse to us	4,055	4,083
Mortgage notes payable of consolidated LLCs, non-recourse to us	22,083	22,127
Accrued interest	392	417
Accrued expenses and other liabilities	1,876	1,902
Fair value of derivative instruments	709	1,059
Tenant reserves, escrows, deposits and prepaid rents	734	703

Total Liabilities	42,549	50,291

Minority interests	242	239

Shareholders’ Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2005 - 11,760,881; 2004 - 11,755,670	118	118
Capital in excess of par value	186,424	186,275
Cumulative net income	252,334	244,754
Accumulated other comprehensive loss	(392)	(994)
Cumulative dividends	(282,037)	(276,100)

Total Shareholders’ Equity	156,447	154,053

Total Liabilities and Shareholders’ Equity	$199,238	$204,583